Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (S-8 No. 333-110924) pertaining to the 401(k) Plan of FleetBoston Financial of our report dated June 15, 2007, with respect to the financial statements and supplemental schedule of the Bank of America 401(k) Plan for Legacy Fleet (formerly FleetBoston Financial Savings Plan) included in the Annual Report (Form 11-K) as of December 31, 2006 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Charlotte, North Carolina

June 15, 2007